Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 14, 2007, accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting which reports are included in the Annual Report of Merix Corporation on Form 10-K for the year ended May 26, 2007. We hereby consent to the incorporation by reference of the aforementioned reports in this Registration Statement of Merix Corporation on Form S-8.

/s/ GRANT THORNTON LLP
Portland, Oregon
January 16, 2008